                                                                    Exhibit 4(i)
New England Mutual Life Insurance Company
Since 1835

Flexible Purchase Payment Variable Annuity Contract

          Annuitant:  JOHN ALDEN

          Contract Number:  SPECIMEN

          Payment Option:  SECOND OPTION: VARIABLE LIFE INCOME,
                           10 YEARS CERTAIN

New England Mutual Life Insurance Company Agrees to pay monthly income to the Annuitant under the Payment Option shown in Section 1 starting on the Maturity Date if the Annuitant is then living; or to pay the Death Proceeds to the Beneficiary on receipt of proof that the death of the Annuitant occurred before the Maturity Date; and to provide the other rights and benefits of the Contract.

These agreements are subject to all of the provisions of the Contract. Signed on the Date of Issue for the Company at its Home Office, 501 Boylston Street, Boston, Massachusetts 02117

Robert A. Shafto
   President

James A. Gallaher
   Secretary

Flexible Purchase Payment Variable Annuity Contract
 .  Monthly income is payable starting on the Maturity Date.
 .  The Death Proceeds are payable if the Annuitant dies before the Maturity
   Date.
 .  Purchase payments can be paid to the Company at any time before the Maturity
   Date.
 .  Purchase payments can be increased or decreased from time to time.
 .  The Contract participates in Dividends.

Please Read Your Contract Carefully
This is a legal contract between you and the Company.

Monthly payments and other values provided by this Contract, when based on the investment performance of a separate investment account, are variable; they are not guaranteed as to dollar amount.

Ten Day Right to Return the Contract
When the Contract is issued, you have 10 days after you receive it from the Company to examine it. Within those 10 days, you can return the Contract to the Company or its Agent for any reason. If you do, the Contract will be cancelled. Any purchase payment paid will then be refunded and the Contract will be void from the beginning.

Contract Provisions

Section

1         Contract Schedule
2         Contract
3         Purchase Payments
4         The Variable Account
5         Contract Value
6         Dividends
7         Owner and Beneficiary
8         Payment of Benefits
9         Payment Options
10        Variable Life Income Tables
 .         Riders, if any
 .         Copy of the Application
 .         Amendments and Endorsements

Alphabetical Guide

Section

5         Accumulation Units
5         Accumulation Unit Value
8         Amount of Variable Monthly Payments
5         Annual Administration Fee
8         Annuity Unit
8         Annuity Unit Value
7         Assignments
8         Assumed Interest Factor
8         Assumed Interest Rate
7         Beneficiary
8         Benefits, Payment of
4         Change of Eligible Funds
2         Claims of Creditors
5         Contingent Deferred Sales Charges
2         Contract
1, 2      Contract Date
5         Contract Value
8         Death Proceeds
6         Dividends
9         Fixed Payment Options
1, 8      Maturity Date
8         Maturity Proceeds
5         Net Investment Factor
5         Net Purchase Payments
4         New England Zenith Fund
7         Owner
2         Periodic Reports
3         Purchase Payments
1         Schedule, Contract
4         Sub-accounts

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5         Surrender of the Contract
8         Suspension of Payments
4         Transfer Option
5         Valuation Dates
5         Valuation Periods
10        Variable Life Income Tables
9         Variable Payment Options

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1. Contract Schedule

Owner and Beneficiary: As named in the Application or as later changed. See Owner and Beneficiary Section of the Contract.
Annuitant:          JOHN ALDEN

Contract Number:    SPECIMEN

Payment Option:     SECOND OPTION:
VARIABLE LIFE INCOME, 10 YEARS CERTAIN

Sex; Date of Birth: MALE, NOVEMBER 1, 1952

Contract Date: NOVEMBER 1, 1987

Date of Issue: NOVEMBER 1, 1987

Maturity Date: NOVEMBER 1, 2017

TOTAL PURCHASE PAYMENTS PER YEAR
     BASED ON THE PURCHASE PAYMENT MODE AND AMOUNT
     SHOWN IN THE APPLICATION: $1,000

MAXIMUM CONTINGENT DEFERRED SALES CHARGE (SEE SECTION 5)

CONTRACT YEAR         CHARGE
     1                6.5%
     2                6.0%
     3                5.5%
     4                5.0%
     5                4.5%
     6                4.0%
     7                3.5%
     8                3.0%
     9                2.0%
     10               1.0%
THEREAFTER             0%


New England Mutual Life Insurance Company

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2. Contract

The Contract

This Annuity Contract is a legal contract between the Owner of the Contract (called "you") and New England Mutual Life Insurance Company (called the "Company"). The Contract, which includes the attached Application, is the entire contract between you and the Company. All Riders are listed in Section 1. No change in or waiver of the provisions of the Contract is valid unless the change or waiver is signed by the President or the Secretary of the Company.


Payments Under the Contract

All Contract amounts are in dollars of the United States of America. Payments by the Company under the Contract will be made at the Home Office of the Company.


Dates

Contract years, months and anniversaries are all measured from the Contract Date. The Contract Date is shown in Section 1.


Claims of Creditors

The Contract and payments under it will be exempt from the claims of creditors to the extent allowed by law.


Periodic Reports

The Company will send you all reports required by applicable laws and regulations. Such reports will be send annually or more often if required by law or regulation. Each report will include: the number of Accumulation Units, if any, standing to the credit of the Contract; the applicable Accumulation Unit Values; the Contract Value; and any other required information.


Expense and Mortality Experience

Regardless of the Company's expense and mortality experience, the charges specified in this Contract will not be increased.


3. Purchase Payments

Payment

Purchase payments are your payments to the Company for the Contract. Payments are to be made at the Home Office of the Company. A receipt for payment signed by the Secretary of the Company will be furnished on request. The Contract will not be in force until the first purchase payment is paid. Following payment of the first purchase payment, the Contract will be in force by its terms; and failure to make subsequent purchase payments will not cause the Contract to lapse.

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The premium for any Rider is not a purchase payment for the Contract and is payable in addition to the purchase payment.


Amount and Frequency

Your purchase payments can be made in any amounts, except that:

 .  No payment can be less than $25 except with the consent of the Company; and

 . The Company reserves the right to limit purchase payments in any contract year: if the Purchase Payment Amount in Section 1 is shown as an amount per year, to three times the amount per year shown; or if the Purchase Payment Amount in Section 1 is shown as a Single Payment.

Your purchase payments can be made at any time before the Maturity Date; and you can arrange for purchase payments to be scheduled on dates which are the first day of annual, semi-annual, or quarterly payment periods, or at any other frequency agreed to by the Company.


4. The Variable Account

The New England Variable Account

The New England Variable Account (called "the Account") is a separate investment account established by the Company in accordance with Massachusetts law. The assets of the Account are owned by the Company. The assets of the Account will be used to provide values and benefits under this Contract and similar contracts, but the Account is not chargeable with liabilities arising out of any other business the Company may conduct.


Sub-Accounts

The Account consists of sub-accounts, each of which is invested in shares of one series of the New England Zenith Fund or its successor. Shares of a series are purchased for a sub-account at their net asset value.

The Contract's first investment will be made as of the later of:

 .  The Contract Date; and

 .  The date the first purchase payment is received by the Company.

Each distribution of income, dividends and capital gains from a series to the Account will be reinvested for the benefit of the owners of the contracts at net asset value in shares of the series which made the distribution.

The Contract Value at any time cannot be allocated among more than 10 sub-accounts, except with the consent of the Company.

The values of a contract depend on the investment performance of the series. You bear the investment risk for amounts invested for your Contract.

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Election of Sub-Accounts

You elect the sub-accounts in which the Contract Value is invested. The series as of the Date of Issue are listed in the then current prospectus for the Account.

Change in Series

The Company can add or remove series as sub-account investments as permitted by law. When a change is made, the Company will send you: a revised prospectus for the Account which will describe all of the series then in the New England Zenith Fund; and any notice required by law.

When a series is removed, the Company has the right to substitute a different series in which the sub-account will then invest the value of the removed series.

Transfer Option

You can transfer all or a portion of the Contract's existing share of a sub-account into another sub-account. Requests for transfers can be made in writing or by telephone. The Company is not responsible for the authenticity of transfer instructions received by telephone. The minimum transfer is $25 or, if less, the full value of the Contract's share of a sub-account. While the Contract is in force other than under a Payment Option, transfers of existing shares will be subject to a limit of 4 in each contract year; each transfer above 4 will be subject to a charge of not more than $10. While a Variable Payment Option is in effect, transfers of existing shares will be subject to a limit of 1 in each contract year, except with the consent of the Company.

Rights Reserved by the Company

The Company reserves the right to take certain actions subject to compliance with law and, if required, the approval of the owners of the contracts. These actions are: (a) to create new investment accounts; (b) to combine any two or more separate investment accounts, including the Account; (c) to invest the assets of the Account other than in the New England Zenith Fund; (d) to operate the Account as a management investment company and to charge investment advisory fees under the Investment Company Act of 1940 or in any other form permitted by law; and (e) to deregister the Account under the Investment Company Act of 1940 if registration is no longer required.

5. Contract Value

Contract Value

On or before the Maturity Date, the Contract Value is equal to the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value.

The Contract value is not increased by the cash value of any Rider, unless stated in the Rider.

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Net Purchase Payments

A net purchase payment is equal to:

 .  The purchase payment paid:

   LESS

 .  Any applicable state premium tax.

Each net purchase payment will be credited in the form of Accumulation Units to the sub-account you elect.

The number of Accumulation Units credited to a sub-account will be equal to the net purchase payment credited to that sub-account divided by the Accumulation Unit Value for that sub-account for the applicable Valuation Period.

Accumulation Unit Value

An Accumulation Unit Value is determined for each sub-account for each Valuation Period. The Accumulation Unit Value for the first Valuation Period of each sub-account was set at $1.00. Each Accumulation Unit Value for each later Valuation Period is equal to:

 .  The Net Investment Factor for that Valuation Period; TIMES

 .  The Accumulation Unit Value for the immediately preceding Valuation Period.

The Net Investment Factor depends on the investment performance of the series of the sub-accounts elected and can be greater or less than one. Therefore, the Accumulation Unit Value can increase or decrease.

Net Investment Factor

The Net Investment Factor for each sub-account for each Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result; where:

 . (a) is equal to the net asset value per share of the series held in the sub-account as of the end of that Valuation Period;

   PLUS
   the per share amount of all dividend and capital gains distributions made by the series held in the sub-account if the ex-dividend date occurs during that Valuation Period;

   PLUS or MINUS

   a per share charge or credit for any reserve for taxes which the Company determines to apply to the sub-account and to this Contract;

 . (b) is equal to the net asset value per share of the series held in the sub-account for the immediately preceding Valuation Period;

   PLUS or MINUS

   a per share charge or credit for any reserve for taxes which the Company determines to apply to the sub-account and to this Contract; and

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 .  (c) is equal to .0000369863 times the number of days in that Valuation
   Period.

Valuation Periods and Valuation Dates

Values for a date depend on the time of day for which they are to be determined; they will be determined with respect to each sub-account as of the next occurring end of a Valuation Period. A Valuation Period for each sub-account is a period:

 . Which starts on a Valuation Date at the time of day specified by the applicable series for determining the net asset value of its shares; and

 .  Which ends on the next succeeding Valuation Date at that time of day.

Each day the New York Stock Exchange is open for trading is a Valuation Date.


Annual Fees

The Company will charge an annual Administration Fee of $30. The fee will be charged on each contract anniversary while the Contract is in force other than under a Payment Option. If the Contract is surrendered or matures on a date which is not a contract anniversary, the charge will be the pro rata portion of the fee for the period beyond the most recent contract anniversary.

The fee will be charged to each sub-account:

 .  In the same proportion as the Contract is invested in that sub-account; and

 . By reducing the number of Accumulation Units standing to the credit of the Contract in that sub-account.


Surrender of the Contract

You can surrender the Contract at any time prior to the Maturity Date by notice to the Company in writing. Upon surrender, the Contract will terminate. The Surrender Proceeds will be equal to the Contract Value as of the Surrender Date less any Administration Fee and any Contingent Deferred Sales Charge. The Surrender Date is the date on which the Company receives at its Home Office:

 .  Written request in proper form for surrender and payment in one sum; or

 . Written request in proper form for surrender and payment under one of the Payment Options; or any later date that may be specified in the request. (See Payment of Benefits, Section 8.)

You can also make a partial surrender, but the consent of the Company will be required if the remaining Contract Value would be less than $500. A partial surrender will reduce the Contract's share of the sub-accounts proportionately, unless you request otherwise.

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Contingent Deferred Sales Charges

A Contingent Deferred Sales Charge will be deducted in the event of certain partial surrender, full surrender or maturity transactions.

The Charge is shown in the Contract Schedule. (See Section 1.) The charge is a percentage of the Contract Value.

No Charge will be deducted in the event of:

 .  Death of the Annuitant; or

 .  Surrender or maturity, if the proceeds are applied to a Variable Life Income
   Payment Option; or

 . Surrender or maturity 5 or more years from the Contract Date, if the proceeds are applied to a Fixed Life Income Payment Option.

In each contract year, the first 10% of the Contract Value will be exempt from any Contingent Deferred Sales Charge in surrender and maturity transactions. In computing the 10% to be exempt, partial surrenders for which no Charge was deducted because the proceeds were applied to a Variable or Fixed Life Income Payment Option will not be counted.

In no event will the total Charges exceed 8% of the first $50,000 of purchase payments made under the Contract plus 6.5% of purchase payments in excess of $50,000 made under the Contract.


6. Dividends

Dividends
The Contract will share in the divisible surplus of the Company. The share, if any, to be apportioned to the Contract will be determined each year by the Company and will be credited to the Contract as a dividend. Dividend dates will occur on each Contract anniversary before the Maturity date and on the Maturity Date. Any dividends are expected to be modest in amount and to accrue, if at all, in later contract years as a result of expense and mortality experience more favorable than assumed. Each dividend will be applied as a Net purchase Payment in the form of Accumulation Units unless payment in cash is requested.


7. Owner, Beneficiary and Contingent Annuitant

Owner

The Owner of the Contract is named in the Application (See copy attached). However, the Owner can be changed from time to time. The new Owner will succeed to all rights of the Owner, including the right to make a further change of Owner. At the death of the Owner, his or her estate will be the Owner, unless a successor Owner has been named. In this Contract you means the Owner, whether the Owner is an individual, a partnership, a corporation, a fiduciary, or any other legal entity. The rights of the Owner will terminate at the death of the Annuitant, except for Payment of Benefits. (See Section 8.)

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Limitations on Rights of Owner

If the Contract is issued under a Plan or Trust which meets the requirements of
Section 401, 403(a) or 403(b) of the Internal Revenue Code as amended, the Contract cannot be sold, assigned or pledged; except that an Owner other than the Annuitant can assign the Contract to the Annuitant when required by the terms of the Plan or Trust.


Beneficiary

The Death Proceeds will be paid to the Beneficiary if the Annuitant dies before the Maturity Date. The Beneficiary is named in the Application. (See copy attached.) However, the Beneficiary can be changed from time to time before the Death of the Annuitant. The Beneficiary has no rights in the Contract until the death of the Annuitant. An individual must survive the Annuitant to qualify as Beneficiary. If none survives, the proceeds will be paid to the Owner. The Beneficiary can also be a corporation, a partnership, a fiduciary, or any other legal entity.


Change of Owner or Beneficiary

A change of Owner or Beneficiary must be in written form satisfactory to the Company, and must be dated and signed by the Owner who is making the change. The change will be subject to all payments made and actions taken by the Company under the Contract before the signed change form is received by the Company at its Home Office.


Assignments

An absolute assignment of the Contract by the Owner is a change of Owner and Beneficiary to the assignee. A collateral assignment of the Contract by the Owner is not a change of Owner or Beneficiary; but their rights will be subject to the terms of the assignment. Assignments will be subject to all payments made and actions taken by the Company before a signed copy of the assignment form is received by the Company at its Home Office. The Company will not be responsible for determining whether or not an assignment is valid.


Designation of Owner and Beneficiary

A numbered sequence can be used to name successive Owners or Beneficiaries. Co-Beneficiaries will receive equal shares unless otherwise stated.

In naming Owners or Beneficiaries, unless otherwise stated:

 .  "Child" includes an adopted or posthumous child;

 . "Provision for issue" means that if a Beneficiary does not survive the Annuitant, the share of that Beneficiary will be taken by his or her living issue by right of representation; and

 . A family relation such as "wife", "husband", or "child" means the relation to the Annuitant.

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At the time for payment of benefits the Company can rely on an affidavit of any
Owner or other responsible person to determine family relations or members of a class.


8. Payment of Benefits

Maturity Date

The Maturity Date is shown in Section 1. Before the Maturity Date you can elect to defer the Maturity Date. Consent of the Company is required if on the deferred date the age of the Annuitant at his or her nearest birthday would be more than 75.


Maturity Proceeds

The Maturity Proceeds will be equal to the Contract Value on the Maturity Date less any Administration Fee and any Contingent Deferred Sales Charge. If the annuitant is living on the Maturity Date, the Company will apply the Maturity Proceeds to the Payment Option shown in Section 1, with the Annuitant as Payee.

Before the Maturity Date you can elect in writing that on the Maturity Date the Maturity Proceeds will instead be:

 .  Paid in one sum; or

 .  Applied to any other Payment Option.


Death Proceeds

If the Annuitant dies before the Maturity Date, the Company will pay a death benefit to the Beneficiary. The Death Proceeds will equal the greater of:

 .  The total of the purchase payments adjusted for any partial surrenders; or

 .  The Contract Value as of the Death Valuation Date.


The Death Valuation Date is the later of:

 . The date on which the Company receives at its Home Office proof of death of the Annuitant; and

 . The date on which the Company receives at its Home Office election of payment in one sum or under a Payment Option; provided that if no election has been received by the end of the 90th day after the date proof of death was received, payment in one sum will be deemed to have been elected on the 90th day.


Suspension of Payments

The Company can suspend payment of any amounts due under the Contract when permitted under applicable Federal laws, rules and regulations.

Election of Payment Options; Option Date

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The election of a Payment Option and the naming of the Payee must be in written form satisfactory to the Company. You can make or change or revoke the election from time to time before the death of the Annuitant or the Maturity Date, whichever occurs first. The Option Date is the effective date of the Payment Option, as stated in the election.


Payee

A Payee is any individual, corporation, partnership, fiduciary or any other legal entity entitled to receive payment in one sum or under a Payment Option.


Election By Payees

Any proceeds payable in one sum at the death of the Annuitant, or upon surrender or maturity of the Contract, can be applied to any Payment Option at the election of the Payee. Further, subject to the consent of the Company, any Payee who is entitled to receive proceeds in one sum at the expiration of a Payment Option, or at the death of a prior Payee, or upon withdrawal of the proceeds, can elect to apply the proceeds to a Payment Option.


Rights of Payees

A Payee under the First Variable Payment Option has the right to withdraw the commuted value of payments certain. A Payee under the Fourth or Fifth Variable Payment Option has the right to withdraw the value of any remaining Accumulation Units.

After the death of the Payee under the Second of Third Variable Payment Option or the surviving Payee under the Sixth Variable Payment Option, a Payee named to receive any unpaid payments certain can withdraw the commuted value of the payments certain.

In the election of a Fixed Payment Option the right can be given to the payee to withdraw all or part of the principal and interest under the Fourth or Fifth Option. No Payee can assign, anticipate or withdraw the payments under any Fixed Payment Option, unless the right is reserved in the election of the Option.


Payments in One Sum.

Amounts payable in one sum will be payable:

 .  As of the Surrender Date in case of surrender;

 . As of the Death Valuation Date in case of the death of the Annuitant prior to the Maturity Date;

 .  As of the Maturity Date in case of maturity;

 . As of the date the request is received by the Company at its Home Office in case of request for withdrawal of amounts under Payment Options; or

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 .  As of the date proof of death of the Payee is received by the Company at its
   Home Office in case of an amount to be paid in one sum at the death of the Payee.

An amount payable in one sum will be paid within 7 days of the date it is payable, subject to the Suspension of Payments provision.


Limitations

If installments under an Option are less than $20, the Company can change the interval of payment to 3 or 6 or 12 months in order to increase each payment to at least $20.


Variable Life Income Options

Variable Life Income Options are based on the age of the Payee on the Payee's birthday nearest the Option Date and on the Assumed Interest Rate selected. The Company will require proof of age. The Life Income Payments will be based on the rates shown in the Variable Life Income Tables (Section 10) or on the Payment Option rates of the Company on the Option Date, whichever rates are more favorable to the Payee. The rates shown in the Variable Income Tables are based on an Assumed Interest Rate of 3 1/2% per year; and on mortality: using a 60/40 male/female weighting; based on the Individual Annuitant Mortality Table for 1983; and with projection on Scale G to the year 2000 and then on Scale B Modified to the year 2010.


Amount of Variable Monthly Payments

The amount of the first monthly payment under the First, Second, Third and Sixth Variable Payment Options is equal to:

 .  The number of thousands of dollars of proceeds applied to the Option;

TIMES

 .  The monthly payment rate per $1,000 for the Option.

The amount of each later monthly payment is equal to the number of Annuity Units times the applicable Annuity Unit Values for the most recent Valuation Period which ended at least 14 days prior to the date the payment is due.


Annuity Units; Annuity Unit Values
The number of Annuity Units credited under the First, Second, Third and Sixth Variable Payment Options is equal to the amount of the first monthly payment divided by the applicable Annuity Unit Value as of the Option Date. The number of Annuity Units remains constant; except that: (a) the number is adjusted to reflect different Annuity Unit Values upon transfer of an interest of the Contract in a sub-account to another sub-account; and (b) the number decreases by one-third at the death of the first Payee under the Joint and 2/3 to Survivor Variable Life Income Option.

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The Annuity Unit Values depend on the Assumed Interest Rate and on the Net
Investment Factor. An Annuity Unit Value is determined for each sub-account for each Valuation Period. The Annuity Unit Value for the first Valuation Period for each sub-account was set at $1.00. Each Annuity Unit Value for each later Valuation Period is equal to:

 .  The Annuity Unit Value for the immediately preceding Valuation Period;

TIMES

 .  The Net Investment Factor for that Valuation Period;

TIMES

 .  The Assumed Interest Factor for each day in that Valuation Period.

The Net Investment Factor depends on the investment performance of the series held in the sub-accounts elected. The Net Investment Factor multiplied by the Assumed Interest Factor can be greater or less than one. Therefore, the Annuity Unit Values can increase or decrease.


Choice of an Assumed Interest Rate

The amount of each monthly payment under the First, Second, Third and Sixth Variable Payment Options depends on an Assumed Interest Rate. In the election of any of these Options, the Assumed Interest Rate chosen can be:

 .  0%; or

 .  3 1/2%; or

 .  5%, if allowed by applicable law or regulation.

If no choice is made, 3 1/2% will be used as the Assumed Interest Rate. The rates shown in Sections 9 and 10 for the Options are based on the 3 1/2% rate. The Assumed Interest Factor derived from an Assumed Interest Rate of 3 1/2% is 0.9999058.


Correction of Benefits if Age Incorrect

If the age of the Payee under a Life Income Option has not been correctly stated, the benefits will be corrected to the amounts which the proceeds would have provided for the correct age. Any amount by which the payments by the Company have been too large or too small, with interest at 6% per year compounded yearly, will be:

 . Charged against the next payment or payments if the payments have been too large; or

 .  Added to the next payment if the payments have been too small.


Death of Payee

Amounts to be paid after the death of a Payee under a Payment Option will be paid as due to the surviving or next succeeding Payee. If no Payee survives, amounts to be paid in one sum, or the commuted value of any unpaid payments certain, will be paid in one sum to the estate of the last Payee to die. If the Payee under a Life Income Option dies
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within 30 days after the Option Date, the amount applied to the Option, less any payments made, will be paid in one sum, unless a Payment Option is elected.


Commutation Rate

The interest rate used to compute the commuted value of any unpaid payments certain will be the Assumed Interest Rate. Each payment under the First, Second, Third or Sixth Variable Payment Options will be assumed to be equal to the number of Annuity Units times the applicable Annuity Unit Value.


9. Payment Options

Fixed Payment Options

You can elect to have all or part of the contract proceeds applied to Fixed Payment Options to provide payments which do not depend on the investment performance of the Account. The proceeds to be applied to Fixed Payment Options will be transferred to the general account of the Company. The Fixed Payment Option rates will be based on the provisions and rates offered by the Company on the Date of Issue of this Contract under fixed contracts issued to a similar class of annuitants.


Variable Payment Options

You can elect to have all or part of any contract proceeds applied to provide payment under any one of the following Variable Payment Options, subject to
Section 8, Payment of Benefits; except that during the first contract year, consent of the Company is needed.


First Option: Variable Income for Specified Number of Years

The Company will make variable monthly payments. Payments will begin on the Option Date and will continue for the number of years elected; the number of years elected cannot be more than 30.

Guaranteed first monthly payments per $1,000 of proceeds applied to the First Option are shown below.

 Years       Payment  Years  Payment  Years  Payment
----------------------------------------------------
     1        $84.65     11    $9.09     21    $5.56
     2         43.05     12     8.46     22     5.39
     3         29.19     13     7.94     23     5.24
     4         22.27     14     7.49     24     5.09
     5         18.12     15     7.10     25     4.96
     6         15.35     16     6.76     26     4.84
     7         13.38     17     6.47     27     4.73
     8         11.90     18     6.20     28     4.63
     9         10.75     19     5.97     29     4.53
    10          9.83     20     5.75     30     4.45
----------------------------------------------------



Second Option: Variable Life Income
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

The Company will make variable monthly payments. Payments will begin on the Option Date and will continue:

 . During the life of the Payee, with no further payment after the death of the Payee, called "Variable Life Income, No Refund"; or

 .  During the life of the Payee, but for at least 10 years, called "Variable
   Life Income, 10 Years Certain"; or

 .  During the life of the Payee, but for at least 20 years, called "Variable
   Life Income, 20 Years Certain."


Third Option:  Variable Life Income
The Company will make variable monthly payments. Payments will begin on the Option Date and will continue during the life of the Payee, but for a period at least as long as the nearest whole number of months equal to the amount applied to this Option divided by the amount of the first monthly payment called "Variable Life Income, Installment Refund."


Fourth Option: Investment

The Company will hold the proceeds applied to this Option as a fixed number of Accumulation Units during the life of the Payee or for any other period agreed to by the Company. The number of Accumulation Units will be equal to the amount of proceeds applied to this Option divided by the Accumulation Unit Value as of the Option Date. Upon death of the Payee, or at the end of the period agreed to, the value of the Accumulation Units under the Option will be paid in one sum.


Fifth Option: Specified Amount of Income

The Company will make monthly payments in the amount elected. Payments may be quarterly or at any other frequency elected, and payments may be in unequal amounts, all subject to the consent of the Company. Payments will continue until the balance is fully paid out. Upon death of the Payee any balance will be paid in one sum. The Company will hold the proceeds applied to this Option as a decreasing number of Accumulation Units. The initial number of Accumulation Units will be equal to the amount of proceeds applied divided by the Accumulation Unit Value as of the Option Date. As each payment is made, a number of Accumulation Units with a total value equal to the amount of the payment will be terminated.


Sixth Option: Variable Life Income for Two Lives
The Company will make variable monthly payments. Payments will begin on the Option Date and will continue:


 .  While either of two Payees is living, called "Joint and Survivor Variable
   Life Income"; or

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

 .  While either of two Payees is living, but for at least 10 years, called
   "Joint and Survivor Variable Life Income, 10 Years Certain"; or

 .  While two Payees are living, and after the death of one Payee while the other
   Payee is living, two-thirds of the monthly amount that would be payable if both Payees were living, called "Joint and 2/3 to Survivor Variable Life Income".

10. Variable Payment Option Tables

Variable Life Income Tables

Guaranteed first monthly payments per $1,000 of proceeds applied to the Variable Life Income Options are shown below.

--------------------------------------------------------------------------------
Second and Third Options: Variable Life Income

--------------------------------------------------------------------------------
             Second Option             Third Option
           -----------------          ----------------
                     10       20
Age of       No      Years    Years            Periods  Certain
Payee        Refund  Certain  Certain  Amount  Certain  Months
---------------------------------------------------------------
55            $4.54    $4.50    $4.37   $4.39       19        0
56             4.62     4.58     4.43    4.46       18        8
57             4.70     4.65     4.49    4.53       18        5
58             4.79     4.74     4.56    4.60       18        1
59             4.89     4.83     4.62    4.68       17       10

60             4.99     4.92     4.68    4.76       17        6
61             5.10     5.02     4.75    4.85       17        2
62             5.22     5.12     4.82    4.94       16       10
63             5.34     5.23     4.88    5.03       16        7
64             5.47     5.35     4.95    5.13       16        3

65             5.61     5.47     5.02    5.24       15       11
66             5.76     5.60     5.08    5.35       15        7
67             5.92     5.73     5.15    5.47       15        3
68             6.10     5.87     5.21    5.59       14       11
69             6.28     6.02     5.27    5.72       14        7

70             6.48     6.17     5.33    5.86       14        3
71             6.70     6.33     5.38    6.00       13       11
72             6.92     6.49     5.43    6.16       13        6
73             7.17     6.66     5.48    6.32       13        2
74             7.43     6.84     5.52    6.49       12       10
75             7.71     7.02     5.56    6.67       12        6
---------------------------------------------------------------

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

--------------------------------------------------------------------------------
Sixth Option: Variable Life Income for Two Lives

--------------------------------------------------------------------------------
Age of One          Age of Other Payee
  Payee            55           60           65           70           75
------------------------------------------------------------
                 Joint and Survivor
   55            $4.04        $4.17        $4.28        $4.37        $4.43
   60             4.17         4.36         4.53         4.68         4.79
   65             4.28         4.53         4.79         5.02         5.22
   70             4.37         4.68         5.02         5.38         5.71
   75             4.43         4.79         5.22         5.71         6.22
   80             4.47         4.87         5.37         5.98         6.68


   Joint and Survivor, 10 Years Certain
   55            $3.96        $4.09        $4.20        $4.36        $4.42
   60             4.09         4.27         4.44         4.59         4.77
   65             4.20         4.44         4.69         4.91         5.09
   70             4.36         4.59         4.91         5.22         5.50
   75             4.42         4.77         5.09         5.50         5.88
   80             4.46         4.85         5.33         5.72         6.21


       Joint and 2/3 to Survivor
   55            $4.37        $4.56        $4.76        $4.99        $5.23
   60             4.56         4.78         5.02         5.30         5.59
   65             4.76         5.02         5.33         5.67         6.03
   70             4.99         5.30         5.67         6.10         6.57
   75             5.23         5.59         6.03         6.57         7.18
   80             5.48         5.89         6.41         7.06         7.84
--------------------------------------------------------------------------

Payments for other ages will be quoted by the Company on request.

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--------------------------------------------------------------------------------
Amendments and Endorsements  (To be made only by the Company)


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--------------------------------------------------------------------------------
Notice of Annual Meeting and voting Privilege
The Owner of this Contract, by virtue of the Contract, is a Member of New
England Mutual Life Insurance Company and can vote, either in person or by proxy, at all meetings of Members of the Company. Annual Meetings are held at the Home Office of the Company on the third Wednesday in March each year at eleven o'clock A.M.

New England Mutual Life
Insurance Company
501 Boylston Street
Boston, Massachusetts 02117

Flexible Purchase Payment Variable Annuity Contract
 .  Monthly income is payable starting on the Maturity Date.
 .  The Death Proceeds are payable if the Annuitant dies before the Maturity
   Date.
 .  Purchase payments can be paid to the Company at any time before the Maturity
   Date.
 .  Purchase payments can be increased or decreased from time to time.
 .  The Contract participates in Dividends.

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